Exhibit 99.1

2500 CityWest Boulevard Suite 2200 Houston, TX 77042 (713) 361-2600

FOR IMMEDIATE RELEASE August 7, 2013	Contact: Brent Smith Executive Vice President, Chief Financial Officer and Treasurer (713) 361-2634

Cal Dive Reports Second Quarter 2013 Results and Announces
Additional Pemex Contract Award of $40 Million

HOUSTON, TX – (August 7, 2013) Cal Dive International, Inc. (NYSE: DVR) reported a second quarter 2013 loss of $1.7 million, or $0.02 per diluted share, on revenues of $121.0 million.  Included in the loss is a $4.0 million after-tax gain related to the final marked-to-market adjustment of the derivative liability on the Company's convertible debt.  This compares to a loss of $5.7 million, or $0.06 per diluted share, on revenues of $120.3 million for the second quarter 2012.  For the second quarter 2013, the Company reported EBITDA of $10.2 million compared to $10.7 million for the second quarter 2012.

Cal Dive also announced today that it was awarded a contract on August 6, 2013, from Pemex Exploración y Producción that is expected to generate revenue of approximately $40 million.  This award is in addition to the three Pemex awards already announced in 2013 for approximately $250 million.  This most recent award brings the total expected revenue from contracts awarded by Pemex to Cal Dive this year to approximately $290 million. This latest contract is for the procurement, installation and commissioning of 3.5 kilometers of 20 inch subsea pipeline and associated tie-ins to an existing platform.  The offshore construction is expected to commence toward the end of the fourth quarter 2013 with the remainder of the work expected to be performed during the first quarter 2014.

Commenting on the results and the contract award, Cal Dive's Chairman, President and Chief Executive Officer, Quinn Hébert, stated, "The second quarter saw increased revenue and profitability from all of our international regions.  For the quarter our international revenues increased by over 60% when compared to the second quarter 2012 and accounted for 65% of our total consolidated revenues.  We continue to focus on our strategy of expanding our international operations, and expect that approximately 70% of our total 2013 annual consolidated revenues will come from international locations, led by work in Mexico.

"The U.S. Gulf of Mexico shallow water market overall continued to be sluggish during the second quarter and the work season had a late start due to weather during April and into May.  Furthermore, we experienced a decline in the profitability of our two derrick barges year-over-year.  The Pacific was in drydock much of the quarter but was fully utilized during second quarter last year on a large decommissioning project, and the Atlantic had low utilization in the quarter due to permitting delays for salvage and decommissioning projects and inclement weather at the very end of June.  However, the outlook for the salvage and decommissioning market remains steady and these two assets are expected to have good utilization during the third quarter."

Mr. Hébert continued, "We are very pleased to have just been awarded our fourth contract from Pemex this year. Looking ahead to the second half of the year, we will commence offshore operations in Mexico later in the third quarter.  Our offshore schedule is always subject to change, but currently we expect to complete more work in Mexico during the fourth quarter than the third quarter.  Therefore we expect the fourth quarter financial results to be comparable with the third quarter as the Mexico activity will offset the start of the typical winter season in the Gulf of Mexico.  The remainder of the Mexico work will be completed during the first half of 2014 giving us better than usual utilization during the typically slow winter season.  We will continue to actively bid more projects in Mexico over the remainder of 2013 for work in 2014."

Financial Highlights

•
Backlog:  Contracted backlog was $400 million as of June 30, 2013 and does not include the recently awarded $40 million contract from Pemex.  This compares to backlog of $172 million at December 31, 2012 and $238 million at June 30, 2012.  Of the backlog as of June 30, 2013, $340 million relates to international work and the remainder relates to work in the U.S. Gulf of Mexico, with 70% of the total backlog expected to be performed during the remainder of 2013.

•
Revenues:  Second quarter 2013 revenues increased by $0.7 million to $121.0 million compared to the second quarter 2012.  Although revenues were essentially flat, the consolidated revenue mix changed significantly.  International revenues accounted for 65% and domestic revenues accounted for 35% of total consolidated revenues for the second quarter 2013, compared to 39% international and 61% domestic for the second quarter 2012.

•
Gross Profit: Second quarter 2013 gross profit was $2.6 million, an improvement of $2.5 million compared to the second quarter 2012.  The improvement from last year is primarily attributable to the cost saving initiatives the Company implemented during the second half of last year as well as improved margins in the Company's international markets.  These improvements were partially offset by the deterioration in domestic results due to lower utilization of the Company's derrick barges.

•
G&A: Second quarter 2013 G&A decreased by $2.0 million to $10.8 million compared to the second quarter 2012.  The decrease is primarily due to lower stock based compensation expense and headcount reductions relating to the continuing effect of cost saving initiatives implemented during the second half of 2012.  As a percentage of revenues, G&A was 8.9% for the second quarter 2013 compared to 10.7% for the second quarter 2012.

•
Interest Expense: Second quarter 2013 net interest expense increased by $1.3 million to $4.6 million compared to the second quarter 2012, primarily due to non-cash interest expense relating to the accretion of the debt discount on the Company's convertible debt, and higher outstanding balances on the Company's revolving credit facility during the quarter to fund the up-front procurement of pipe and materials required under three of the Company's new contracts in Mexico.

Additionally, the Company recorded a final marked-to-market adjustment of $6.4 million in the fair value of the derivative liability as a reduction to interest expense related to the embedded conversion feature of the Company's convertible debt.  On May 14, 2013, the Company obtained stockholder approval for the issuance of the maximum number of shares necessary to accommodate full conversion of its convertible debt.  As of that date, the embedded conversion feature is no longer required to be separately valued and accounted for as a derivative liability and was reclassified as additional paid-in capital.

•
Income Tax: The effective tax benefit rate for the second quarter 2013 was 38.0% compared to a tax benefit rate of 38.4% for the second quarter 2012.  The difference in the effective tax rate from the statutory rate is due to the mix of pre-tax profit and loss between U.S. and international taxing jurisdictions with varying statutory rates.

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Balance Sheet:  As of June 30, 2013, total debt consisted of $86.25 million in convertible notes, $32.7 million under a senior secured term loan, $61.9 million outstanding under a revolving credit facility and $20.0 million under an unsecured term loan.  Cash and cash equivalents were $8.5 million, for a net debt position of $192.3 million at June 30, 2013, compared to net debt positions of $151.8 million at December 31, 2012 and $148.7 million at June 30, 2012.  The net secured debt amount that is subject to financial covenants was $94.6 million at June 30, 2013, $65.5 million at December 31, 2012 and $148.8 million at June 30, 2012.  Total debt presented on the consolidated balance sheet at June 30, 2013 is net of a debt discount of $20.8 million on the Company's convertible debt.

The increase in the Company's revolving credit facility during the second quarter 2013 is primarily due to three of the new contract awards in Mexico for Pemex that have large up-front procurement requirements for pipe and other project materials.  Additionally, the Company experienced its typical increased seasonal working capital demands, due to the seasonal increase in offshore activity in the U.S. Gulf of Mexico.  As of June 30, 2013 the Company had $49.3 million of remaining borrowing capacity under its revolving credit facility and $8.5 million in cash.  Additionally, to help fund the working capital demands for Mexico, the Company entered into a $20.0 million unsecured term loan during the second quarter 2013.  The debt under this facility is not included as part of the Company's leverage ratio covenant under its senior secured credit facility.

During the second quarter 2013, the Company sold one of its Louisiana shore-based facilities for $6.1 million and certain dive equipment for $3.4 million.  The Company received net proceeds of $7.8 million, which was used to repay a portion of the Company's secured term loan.  The remaining $1.7 million in sale proceeds is expected to be received before the end of 2013 and is expected to be used to repay an additional portion of the Company's secured term loan.

Conference Call Information

Further details will be provided during Cal Dive's conference call, scheduled for 9:00 a.m. Central Time tomorrow, August 8, 2013.  The teleconference dial-in numbers are:  (866) 510-0707 (domestic), (617) 597-5376 (international), passcode 89623658. Investors will be able to obtain the slide presentation and listen to the live conference call broadcast from the Investor Relations page at www.caldive.com.

A replay of the call will also be available from the Investor Relations-Audio Archives page.  A telephonic replay of the conference call will be available beginning approximately two hours after the completion of the conference call and will remain available for one week. To access the replay, call (888) 286-8010 (domestic) or (617) 801-6888 (international), passcode 11320974.

About Cal Dive International, Inc.

Cal Dive International, Inc., headquartered in Houston, Texas, is a marine contractor that provides manned diving, pipelay and pipe burial, platform installation and salvage, and light well intervention services to the offshore oil and natural gas industry on the Gulf of Mexico OCS, Northeastern U.S., Latin America, Southeast Asia, China, Australia, West Africa, the Middle East, and Europe, with a diversified fleet of surface and saturation dive support vessels and construction barges.

Cautionary Statement

This press release may include "forward-looking" statements that are generally identifiable through the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project" and similar expressions and include any statements that are made regarding earnings expectations. The forward-looking statements speak only as of the date of this release, and the Company undertakes no obligation to update or revise such statements to reflect new information or events as they occur. These statements are based on a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performance and that actual future results may differ materially due to a variety of factors, including intense competition and pricing pressure in the Company's industry, the risks of cost overruns on fixed price contracts, the uncertainties inherent in competitive bidding for work, the operational risks inherent in the Company's business, risks associated with the Company's increasing presence internationally, and other risks detailed in the Company's most recently filed Annual Report on Form 10-K.

CAL DIVE INTERNATIONAL, INC. and SUBSIDIARIES Condensed Consolidated Statements of Operations (in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(unaudited)		(unaudited)

Revenues	$120,986	$120,321	$201,905	$180,338
Cost of sales	118,356	120,168	210,792	196,605
Gross profit (loss )	2,630	153	(8,887)	(16,267)
General and administrative expenses	10,802	12,846	22,711	26,338
Asset impairment	-	-	125	1,351
(Gain) on sale of assets, net	(3,143)	(3,522)	(3,123)	(3,333)
Operating loss	(5,029)	(9,171)	(28,600)	(40,623)
Interest expense, net	4,630	3,308	9,262	5,608
Interest expense - adjustment to conversion feature of convertible debt	(6,425)	-	(6,362)	-
Other (income) expense, net	376	144	455	(197)
Loss before income taxes	(3,610)	(12,623)	(31,955)	(46,034)
Income tax benefit	(1,372)	(4,851)	(10,691)	(13,240)
Net loss	(2,238)	(7,772)	(21,264)	(32,794)
Loss attributable to noncontrolling interest	(570)	(2,073)	(1,946)	(2,790)
Loss attributable to Cal Dive	$(1,668)	$(5,699)	$(19,318)	$(30,004)

Loss per share attributable to Cal Dive:
Basic and diluted	$(0.02)	$(0.06)	$(0.21)	$(0.32)

Weighted average shares outstanding:
Basic and diluted	93,748	92,678	93,808	92,699

Other financial data:
Depreciation and amortization	$13,631	$15,914	$27,811	$30,550
Non-cash stock compensation expense	1,406	2,000	2,854	4,378
EBITDA	10,202	10,672	3,681	(1,282)

CAL DIVE INTERNATIONAL, INC. and SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2013	2012
ASSETS	(unaudited)

Current assets:
Cash	$8,468	$8,343
Accounts receivable, net	127,177	135,205
Other current assets	35,449	36,361
Total current assets	171,094	179,909

Net property and equipment	413,534	423,536

Other assets, net	30,547	27,228
Total assets	$615,175	$630,673

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$67,383	$73,480
Other current liabilities	31,649	37,995
Current maturities of long-term debt	13,989	4,219
Total current liabilities	113,021	115,694

Long-term debt	165,989	133,116
Derivative liability for conversion feature of convertible debt	-	22,456
Other long-term liabilities	77,880	91,132
Total liabilities	356,890	362,398

Total equity	258,285	268,275

Total liabilities and equity	$615,175	$630,673

Reconciliation of Non-GAAP Financial Measures For the Periods Ended June 30, 2013 and 2012 (in thousands)

     In addition to net income, one primary measure that the Company uses to evaluate financial performance is earnings before net interest expense, taxes, depreciation and amortization, or EBITDA. The Company includes other non-cash items and adjustments in its definition of EBITDA outlined below.  The Company uses EBITDA to measure operational strengths and the performance of its business and not to measure liquidity.  EBITDA does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues, and should be considered in addition to, and not as a substitute for, net income and other measures of financial performance reported in accordance with GAAP. Furthermore, EBITDA presentations may vary among companies; thus, the Company's EBITDA may not be comparable to similarly titled measures of other companies.

     The Company believes EBITDA is useful as a measurement tool because it helps investors evaluate and compare operating performance from period to period by removing the impact of capital structure (primarily interest charges from outstanding debt) and asset base (primarily depreciation and amortization of vessels) from operating results. The Company's management uses EBITDA in communications with lenders, rating agencies and others, concerning financial performance.

  The following table presents a reconciliation of EBITDA to income (loss) attributable to Cal Dive, which is the most directly comparable GAAP financial measure of the Company's operating results:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
EBITDA (unaudited)	$10,202	$10,672	$3,681	$(1,282)

Less: Depreciation & amortization	13,631	15,914	27,811	30,550
Less: Income tax benefit	(1,372)	(4,851)	(10,691)	(13,240)
Less: Net interest expense	4,630	3,308	9,262	5,608
Less: Interest expense - conversion feature adjustment	(6,425)	-	(6,362)	-
Less: Non-cash stock compensation expense	1,406	2,000	2,854	4,378
Less: Severance charges	-	-	-	75
Less: Non-cash impairment charges	-	-	125	1,351
Loss attributable to Cal Dive	$(1,668)	$(5,699)	$(19,318)	$(30,004)

	As of 6/30/13
Total Debt (1)	$200,803
Less: Cash	(8,468)
Net Debt	$192,335

(1) Total debt consists of outstanding balances on a revolver, secured term loan, unsecured term loan and the principal amount of convertible debt.